                                                                    EXHIBIT 11.1

                         PATINA OIL & GAS CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                     (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                  1995          1996       1997
                                                 ------        ------     ------
BASIC NET INCOME (LOSS) PER SHARE:

Net income (loss)                                $(2,094)      $ 3,562    $(16,903)
Dividends on preferred stock                           -        (2,129)    (3,346)
                                                 -------       -------    --------

  Net income (loss) available to common          $(2,094)      $ 1,433    $(20,249)

Weighted average shares outstanding               14,000        17,796      18,324


  Net income (loss) available to common          $ (0.15)      $  0.08    $  (1.11)
                                                 =======       =======    ========

DILUTED NET INCOME (LOSS) PER SHARE:

Net income (loss)                                $(2,094)      $ 3,562    $(16,903)
Dividends on preferred stock (see note)                -             -      (3,346)
                                                 -------       -------    --------

  Net income (loss) available to common          $(2,094)      $ 3,562    $(20,249)

Weigthed average shares outstanding (see note)    14,000        17,796      18,324

  Net income (loss) available to common          $ (0.15)      $  0.08    $  (1.11)
                                                 =======       =======    ========

Note: The common stock options, common stock grants, $12.50 common stock warrants, 7.125% convertible preferred stock and 8.50% convertible preferred stock were anti-dilutive for all periods presented.